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                                                                    EXHIBIT 11
                                                                   PAGE 1 OF 1

                           NATIONAL RECORD MART, INC.
                    CALCULATION OF NET LOSS PER COMMON SHARE
         FOR THE THIRTEEN AND TWENTY-SIX WEEKS ENDED SEPTEMBER 23, 2000
                             AND SEPTEMBER 25, 1999

NET LOSS PER COMMON SHARE

The computation of weighted average common shares and equivalents outstanding for the periods presented is as follows:

                                           Thirteen Weeks Ended                    Twenty-six Weeks Ended
                                    ---------------------------------         ---------------------------------
                                    September 23,       September 25,         September 23,       September 25,
                                        2000                 1999                  2000                1999
                                    -------------       -------------         -------------       -------------
Weighted average common
   shares outstanding                 5,051,667            5,048,167           5,051,667            5,048,475
Common Stock Equivalents
   which are dilutive                     *                    *                   *                    *

Treasury stock assumed to
  be repurchased using
  proceeds from options and
  warrants                                   --                   --                  --                   --
                                    -----------          -----------         -----------          -----------
Weighted average common
   shares and equivalents
   outstanding                        5,051,667            5,048,167           5,051,667            5,048,475
                                    ===========          ===========         ===========          ===========

Net loss                            $(4,922,967)         $(1,517,326)        $(9,096,651)         $(3,347,377)
                                    ===========          ===========         ===========          ===========

Net loss per share                  $     (0.97)         $    (0. 30)        $     (1.80)         $     (0.66)
                                    ===========          ===========         ===========          ===========


* Shares not included in calculation, as the effects of such shares would be anti-dilutive.